Exhibit 99.1

Contacts:	For Media:	John Calagna (212) 578-6252

	For Investors:	Conor Murphy (212) 578-7788
METLIFE NAMES PETER M. CARLSON AS CHIEF ACCOUNTING OFFICER
NEW YORK, May 19, 2009 — MetLife, Inc. (NYSE: MET) announced today the appointment of Peter M. Carlson as its chief accounting officer. In this position, Carlson will oversee corporate accounting functions and financial reporting. Carlson replaces Joseph Prochaska, Jr., who will be retiring from MetLife during 2009.
“Pete’s experience in accounting and financial reporting makes him an ideal candidate to become our chief accounting officer, and we are pleased that he has decided to join MetLife,” said William J. Wheeler, executive vice president and chief financial officer. “I want to thank Joe for his many contributions to our organization throughout his career at MetLife.”
Before joining MetLife, Carlson held various leadership positions in finance at Wachovia Corporation, most recently serving as executive vice president and corporate controller. Carlson was responsible for the accounting and financial reporting operations of the company, including oversight of internal control over financial reporting.
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
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